EXHIBIT 99.1
Westlake Chemical Corporation Issues Statement on Lake Charles Operations
HOUSTON - August 27, 2020 - Westlake Chemical Corporation (NYSE: WLK) today issued a statement regarding Hurricane Laura, which made landfall near its plants in the Lake Charles, Louisiana area.
Westlake’s primary concern is for the safety of our employees. The employees who stayed at our facilities during Hurricane Laura are safe. Westlake’s Lake Charles sites have been conducting equipment assessments, following Hurricane Laura’s overnight move through the area.
Following initial facility assessments, Westlake believes it has incurred limited physical damage. Restart of the facilities, which Westlake shut down as a precautionary measure in advance of the storm, will primarily depend upon the availability of electricity, industrial gases, and other feedstocks.
The statements in this release relating to matters that are not historical facts, such as Westlake’s belief that it has incurred limited physical damage and the anticipated restart of its facilities, are forward-looking statements. These forward-looking statements could be adversely affected by a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Westlake’s expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. For more detailed information about the factors that could cause actual results to differ materially from the forward-looking statements contained herein, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020, and Westlake’s Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC in May 2020.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. For more information, visit the company's web site at www.westlake.com.